                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                          DOUBLECLICK INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
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     (4) Date Filed:
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
                                DOUBLECLICK INC.
                         41 MADISON AVENUE, 32ND FLOOR
                               NEW YORK, NY 10010

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               DECEMBER 21, 1998

                            ------------------------

    The Annual Meeting of Stockholders (the "Annual Meeting") of DoubleClick Inc., a Delaware corporation (the "Company"), will be held at 41 Madison Avenue, New York, New York, 10010 on December 21, 1998 at 9:00 a.m. (New York time) for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

    (1) To elect three Directors to serve until the 2001 Annual Meeting of Stockholders or until their respective successors shall have been duly elected and qualified;

    (2) To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending December 31, 1998; and

    (3) To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

    Only stockholders of record at the close of business on November 13, 1998 will be entitled to notice of, and to vote at, the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at the corporate headquarters at the address above.

    All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the Annual Meeting, your proxy vote is important. To assure your representation at the meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

                                          By Order of the Board of Directors

                                          /s/ Kevin J. O'Connor
                                          Kevin J. O'Connor
                                          CHIEF EXECUTIVE OFFICER AND
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

New York, New York
November 20, 1998

                  IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD
                       BE COMPLETED AND RETURNED PROMPTLY

                                DOUBLECLICK INC.

                                ----------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 21, 1998

                            ------------------------

    This Proxy Statement is furnished to stockholders of record of DoubleClick Inc., a Delaware corporation (the "Company"), as of November 13, 1998 in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or "Board") for use at the Annual Meeting of Stockholders to be held on December 21, 1998 at 9:00 a.m. (New York time) (the "Annual Meeting").

    Shares cannot be voted at the meeting unless the owner is present in person or by proxy. All properly executed and unrevoked proxies in the accompanying form that are received in time for the meeting will be voted at the meeting or any adjournment thereof in accordance with instructions thereon, or if no instructions are given, will be voted, (i) "FOR" the election of the named nominees as Directors of the Company, and (ii) "FOR" the ratification of PricewaterhouseCoopers LLP, independent public accountants, as auditors of the Company for the fiscal year ending December 31, 1998, and will be voted in accordance with the best judgment of the persons appointed as proxies with respect to other matters which properly come before the Annual Meeting. Any person giving a proxy may revoke it by written notice to the Company at any time prior to exercise of the proxy. In addition, although mere attendance at the Annual Meeting will not revoke the proxy, a stockholder who attends the meeting may withdraw his or her proxy and vote in person. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting. Abstentions will be counted in tabulations of the votes cast on each of the proposals presented at the Annual Meeting, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

    The Annual Report of the Company (which does not form a part of the proxy solicitation materials), containing the consolidated financial statements of the Company for the fiscal year ended December 31, 1997, is being distributed concurrently herewith to stockholders.

    The mailing address of the principal executive offices of the Company is 41 Madison Avenue, 32nd Floor, New York, New York 10010. This Proxy Statement and the accompanying form of proxy are being mailed on or about November 20, 1998 to the stockholders of the Company entitled to vote at the Annual Meeting.

                               VOTING SECURITIES

    The Company has one class of voting securities outstanding, its common stock, $0.001 par value (the "Common Stock"). Each holder of Common Stock is entitled to one vote for each share held. In addition, the Company is authorized to issue up to an aggregate of 5,000,000 shares of preferred stock, $0.001 par value (the "Preferred Stock"), with such voting rights as may be determined by the Board of Directors providing for such series. The Company does not have current plans to issue any shares of Preferred Stock. At the Annual Meeting, each stockholder of record at the close of business on November 13, 1998 will be entitled to one vote for each share of Common Stock owned on that date as to each matter presented at the Annual Meeting. On October 31, 1998, there were 16,669,287 shares of Common Stock outstanding and held by 514 stockholders of record. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting during regular business hours at the principal executive offices of the Company at the address specified above.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    Unless otherwise directed, the persons appointed in the accompanying form of proxy intend to vote at the Annual Meeting "FOR" the election of the nominees named below as Class I Directors of the Company to serve until the 2001 Annual Meeting of Stockholders or until their successors are duly elected and qualified. If any nominee is unable to be a candidate when the election takes place, the shares represented by valid proxies will be voted in favor of the remaining nominee. The Board of Directors does not currently anticipate that any nominee will be unable to be a candidate for election. Each nominee is currently a Director of the Company.

    In accordance with the terms of the Company's Certificate of Incorporation, the Board of Directors has been divided into three classes, denominated Class I, Class II and Class III, with members of each class holding office for staggered three-year terms. At each annual meeting of the Company's stockholders commencing in 1998, the successors to the Directors whose terms expire at such meeting are elected to serve from the time of their election following their election and qualification until the third annual meeting of stockholders following their election or until a successor has been duly elected and qualified. The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required to elect the Directors.

    The Board of Directors currently has seven members. Messrs. Kevin J. O'Connor, Mark E. Nunnelly and Thomas S. Murphy are Class I Directors whose terms expire at the Annual Meeting and each of whom is a nominee for election (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). Messrs. David N. Strohm and Dwight A. Merriman are Class II Directors whose terms expire at the 1999 Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal). Messrs. Donald Peppers and W. Grant Gregory are Class III Directors whose term expires at the 2000 Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors or to their earlier death, resignation or removal).

INFORMATION REGARDING THE NOMINEES FOR ELECTION AS DIRECTORS (CLASS I DIRECTORS)

    The following information with respect to the principal occupation or employment, other affiliations and business experience during the last five years of the nominees have been furnished to the Company by such nominees. Except as indicated, the nominees have had the same principal occupation for the last five years.

    KEVIN J. O'CONNOR, 37, has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since its inception in January 1996. From December 1995 until January 1996, Mr. O'Connor served as Chief Executive Officer of Internet Advertising Network ("IAN"), an Internet advertising company which he founded. From September 1994 to December 1995, Mr. O'Connor served as Director of Digital Research for Digital Communications Associates, a data communications company (now Attachmate Corporation), and from April 1992 to September 1994, as its Chief Technical Officer and Vice President, Research. From its inception in May 1983 until its sale in April 1992, Mr. O'Connor served as Vice President, Research of Intercomputer Communications Corp., a software development company. Mr. O'Connor serves as a director of ISS Security, Inc., an Internet security development company. Mr. O'Connor received his B.S. in Electrical Engineering from the University of Michigan.

    MARK E. NUNNELLY, 39, has been a Director of the Company since June 1997. Since 1990, Mr. Nunnelly has been a Managing Director of Bain Capital, Inc., a venture capital group. Mr. Nunnelly currently serves as a director of Stream International Inc., a computer software and technical support company, E-data Systems, a digital commerce company, SR Research, a credit risk assessment technology company, The Learning Company, an educational software company, and Dade International, a health care company. Mr. Nunnelly was originally named to the Board of Directors pursuant to an agreement.

    THOMAS S. MURPHY, 73, has been a Director of the Company since March 1998. From 1966 until 1990, Mr. Murphy served as Chief Executive Officer and Chairman of the Board of Capital Cities ABC, Inc., a major media company. From 1990 until 1994, Mr. Murphy relinquished the title of Chief Executive Officer but resumed this title again from 1994 until 1996. Since February 1996, Mr. Murphy has been retired. Mr. Murphy currently serves on the Board of Directors of The Walt Disney Company, a motion picture and television production, amusement park, land management and consumer products company.

THE BOARD RECOMMENDS THE ELECTION OF KEVIN J. O'CONNOR, MARK E. NUNNELLY, AND THOMAS S. MURPHY AS DIRECTORS UNTIL THE 2001 ANNUAL MEETING OF STOCKHOLDERS.

INFORMATION REGARDING DIRECTORS WHO ARE NOT NOMINEES FOR ELECTION AT THE ANNUAL
  MEETING

    The following information with respect to the principal occupation or employment, other affiliations and business experience during the last five years of each Director who is not a nominee for election at the Annual Meeting has been furnished to the Company by such Director. Except as indicated each of these Directors has had the same principal occupation for the last five years.

    CLASS II DIRECTORS (TERMS EXPIRE AT THE 1999 ANNUAL MEETING OF STOCKHOLDERS)

    DAVID N. STROHM, 50, has been a Director of the Company since June 1997. Since 1980, Mr. Strohm has been an employee of Greylock Management Corporation, a venture capital group ("Greylock"), and he is a general partner of several funds affiliated with Greylock. Mr. Strohm currently serves as a director of Banyan Systems, Inc., a software and computer peripherals company, Legato Systems, a data storage management software company, and ISS Group, Inc., an Internet security software company. Mr. Strohm was initially named to the Board of Directors pursuant to an agreement.

    DWIGHT A. MERRIMAN, 30, has been a Director of the Company since its inception in January 1996. Mr. Merriman has served as the Company's Chief Technical Officer since February 1996, and served as its Vice President, Engineering from January 1996 until February 1996. From December 1990 until August 1995, Mr. Merriman was a software engineer for Attachmate Corporation.

    CLASS III DIRECTORS (TERMS EXPIRE AT THE 2000 ANNUAL MEETING OF
  STOCKHOLDERS)

    W. GRANT GREGORY, 57, has been a Director of the Company since its inception in January 1996. Since 1988, Mr. Gregory has served as Chairman of Gregory & Hoenemeyer, Inc., a merchant banking firm. Mr. Gregory currently serves as a director of AMBAC Financial Group, a financial services company, HCIA, a health care information company, True North Communications, an advertising holding company, and Inacom Corporation, a technology management services company.

    DONALD PEPPERS, 47, has been a Director of the Company since January 1998. Since January 1992, Mr. Peppers has served as Chief Executive Officer of Marketing 1 to 1/Peppers and Rogers Group, a marketing consulting firm.

COMMITTEES OF THE BOARD

    The Audit Committee of the Board of Directors was established in July 1997 and reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's independent accountants, the scope of the annual audits, fees to be paid to the independent accountants, the performance of the Company's independent accountants and the accounting practices of the Company. The Audit Committee currently consists of Messrs. Strohm, Nunnelly and Gregory.

    The Compensation Committee of the Board of Directors was established in February 1996 to administer the Company's stock option plans and to administer certain of the Company's other benefit plans. The Compensation Committee also provides recommendations to the Chief Executive Officer and the Board of Directors concerning the salaries and incentive compensation of the officers of the Company and the Company's other employees and consultants. The Compensation Committee currently consists of Messrs. Strohm, Nunnelly and Gregory.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Compensation Committee currently consists of Messrs. Strohm, Nunnelly and Gregory, none of whom has been an officer or employee of the Company at any time since the Company's inception. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. During 1996 and prior to the expansion of the delegated duties of the Compensation Committee to include advising the Chief Executive Officer and the Board of Directors on matters concerning the salaries and incentive compensation of the Company's officers, the Board of Directors as a whole made decisions relating to compensation of the Company's executive officers. Mr. O'Connor, the Company's Chief Executive Officer, and Mr. Merriman, the Company's Chief Technical Officer, participated in all such discussions and decisions concerning the compensation of executive officers of the Company, except that Messrs. O'Connor and Merriman were excluded from discussions regarding their own compensation.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

    During 1997, the Board of Directors held three meetings and acted three times by unanimous written consent, and each Director attended all regular meetings of the Board of Directors. The Compensation Committee held no meetings during 1997, but acted seven times by unanimous written consent. The Audit Committee held no meetings during 1997.

COMPENSATION OF DIRECTORS

    CASH COMPENSATION. Directors do not receive a fee for attending Board of Directors or committee meetings, but are reimbursed for expenses incurred in connection with performing their respective duties.

    STOCK OPTION GRANT. Under the Automatic Option Grant Program under the Company's 1997 Stock Incentive Plan (the "Plan"), each individual who was serving as a non-employee member of the Board of Directors on February 19, 1998 (the "Underwriting Date") was automatically granted a non-statutory option to purchase 5,000 shares of Common Stock. In addition, each individual who was first elected or appointed as a non-employee member of the Board of Directors at any time after the Underwriting Date was automatically granted, on the date of such initial election or appointment, a non-statutory option to purchase 25,000 shares of Common Stock, provided that individual had not previously been in the employ of the Company or any parent or subsidiary of the Company. Finally, on the date of each annual meeting of stockholders, beginning with the 1999 Annual Meeting of Stockholders, each individual who is to continue to serve as a member of the Board of Directors, whether or not that individual is standing for re-election to the Board of Directors at that particular annual meeting of stockholders, shall automatically be granted a non-statutory option to purchase 5,000 shares of Common Stock, provided such individual has served as a non-employee member of the Board of Directors for at least six (6) months.

    Each automatic grant will have a term of 10 years, subject to earlier termination following the optionee's cessation of service on the Board of Directors. Each automatic option will be immediately exercisable; however, any shares purchased upon exercise of the option will be subject to repurchase should the optionee's service as a non-employee member of the Board of Directors cease prior to lapse of such repurchase rights. The initial 25,000 share grant will vest in successive equal annual installments over the optionee's initial four-year period of Board of Directors service. Each additional 5,000 share grant will vest upon the optionee's completion of one year of service on the Board of Directors, as measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or permanent disability of the optionee while serving on the Board of Directors.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE OFFICERS

    The executive officers as of October 31, 1998 were as follows:

NAME                                     AGE      POSITION
-----------------------------------  -----------  -----------------------------------------------------------------------
Kevin J. O'Connor..................          37   Chief Executive Officer and Chairman of the Board of Directors

Kevin P. Ryan......................          35   President and Chief Operating Officer

Dwight A. Merriman.................          30   Chief Technical Officer and Director

Jeffrey E. Epstein.................          42   Chief Financial Officer

Wenda Harris Millard...............          44   Executive Vice President, Marketing and Sales

Barry M. Salzman...................          35   Vice President, International

Jonathan D. Shapiro................          35   Vice President of Business Development

John Sabella.......................          36   Vice President of Engineering

Robert N. Linsky...................          41   Vice President of MIS/Operations

INFORMATION CONCERNING EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    KEVIN P. RYAN has served as the Company's Chief Operating Officer since April 1998 and as President since July 1997. From June 1996 to April 1998, Mr. Ryan served as the Company's Chief Financial Officer. From January 1994 to June 1996, Mr. Ryan served as Senior Vice President, Business and Finance for United Media, a licensing and syndication company representing comics, columnists and wire services to over 2,000 newspapers around the world. From April 1991 to December 1993, Mr. Ryan served as Senior Manager, Finance for EuroDisney, and from August 1985 to September 1989, Mr. Ryan was an investment banker for Prudential Investment Corporation in both the United States and the United Kingdom. Mr. Ryan received his B.A. in Economics from Yale University and his M.B.A. from Insead.

    JEFFREY E. EPSTEIN has served as the Company's Chief Financial Officer since March 1998. From May 1997 to February 1998, Mr. Epstein served as Chief Financial Officer of Trans National Group Inc., a consumer services company. From January 1995 to March 1997, Mr. Epstein served as Senior Vice President of CUC International Inc., a membership based consumer services company. From February 1988 to December 1994, Mr. Epstein served as Chief Financial Officer of King World Productions, Inc., a television production company. Mr. Epstein received his B.A. in Economics and Political Science from Yale University and his M.B.A. from Stanford University.

    WENDA HARRIS MILLARD has served as the Company's Executive Vice President, Marketing and Sales since October 1997, and served as the Company's Executive Vice President, Marketing and Programming from July 1996 to October 1997. From August 1994 to July 1996, Ms. Harris Millard served as President and Group Publisher of SRDS, a marketing and media information company. From July 1993 to July 1994, Ms. Harris Millard served as Senior Vice President and Publisher of Family Circle Magazine. From June 1992 to July 1993, Ms. Harris Millard served as Senior Vice President and Group Publisher of Adweek Magazines, and from 1987 to June 1992, Ms. Harris Millard served as Publisher for Adweek Magazine. Ms. Harris Millard received her B.A. in English from Trinity College and her M.B.A. from Harvard University.

    BARRY M. SALZMAN has served as the Company's Vice President, International since February 1997. From August 1994 to January 1997, Mr. Salzman served as President of BMS Associates, Inc., a consulting firm. From June 1993 to July 1994, Mr. Salzman served as an associate for AEA Investors, Inc., a principal investment firm. From June 1989 to June 1993, Mr. Salzman served as an Engagement Manager for

McKinsey & Company, a management consulting firm. Mr. Salzman received his B.S. in Business from the University of Cape Town and his M.B.A. from Harvard University.

    JONATHAN D. SHAPIRO has served as the Company's Vice President of Business Development since February 1998. From April 1997 to February 1998, Mr. Shapiro served as an interactive media specialist for McKinsey & Company, a management consulting firm. From January 1995 to April 1997, Mr. Shapiro served as Vice President of Corporate Development of United Media, a newspaper syndicate and independent licensing company. From October 1992 to January 1995, Mr. Shapiro served as an associate for McKinsey & Company. Mr. Shapiro received his B.S. in Economics from the Wharton School and his M.B.A. from Stanford University.

    JOHN SABELLA has served as the Company's Vice President of Engineering since April 1998. From May 1997 to April 1998, Mr. Sabella served as Vice President, Technology for Lehman Brothers Inc., a financial services company. From October 1995 to May 1997, Mr. Sabella served as Executive Vice President of Interactive Entertainment Technologies, Inc., an interactive media company. From May 1993 to October 1995, Mr. Sabella served as a Partner for Open Architecture System Integration Services Inc., a financial services consulting company. Mr. Sabella received his B.S. in Computer Science from Columbia University.

    ROBERT N. LINSKY has served as the Company's Vice President of MIS and Operations since February 1998. From February 1995 to January 1998, Mr. Linsky served as Vice President, Internet Business Development/Interactive Services Division for American Express Financial Services, a financial services company. From December 1989 to February 1995, Mr. Linsky served as Vice President of Distribution and Payments Systems and a Division Executive for The Chase Manhattan Bank, a financial services company. Mr. Linsky received his B.S. in Biomedical Engineering, his M.S. in Computer Engineering and his M.B.A., all from Boston University.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the compensation received by the Company's Chief Executive Officer and by the other four executive officers who served as executive officers as of December 31, 1997 and whose salary exceeded $100,000 in 1997 (together, the "Named Executive Officers") for services rendered in all capacities to the Company during 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                    COMPENSATION
                                                                     ANNUAL            AWARDS
                                                                COMPENSATION(2)   -----------------
                                                                ----------------  SHARES UNDERLYING    ALL OTHER
NAME AND PRINCIPAL POSITION(1)                                       SALARY            OPTIONS       COMPENSATION
--------------------------------------------------------------  ----------------  -----------------  -------------
Kevin J. O'Connor.............................................    $    126,250           --            $  30,000(3)
  Chief Executive Officer

Kevin P. Ryan.................................................         152,500          220,000           --
  President and Chief Financial Officer

Wenda Harris Millard..........................................         180,000           --               --
  Executive Vice President, Marketing and Sales

Barry M. Salzman..............................................         105,136          100,000           --
  Vice President, International

John L. Heider................................................         101,280           39,000           --
  Vice President of Engineering

------------------------

(1) David Henderson served as the Company's Vice President, North American Sales until September 1997 and is no longer employed by the Company. During 1997, Mr. Henderson earned $139,920 in salary.

(2) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), other compensation in the form of perquisites and other personal benefits has been omitted for each of the Named Executive Officers because the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total of annual salary and bonuses for each of such Named Executive Officers in 1997.

(3) Consists solely of reimbursement of certain relocation expenses.

OPTION GRANTS IN LAST YEAR

    The following table sets forth certain information regarding options granted to the Named Executive Officers during 1997. The Company has not granted any stock appreciation rights.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 1997

                                                     INDIVIDUAL GRANTS(1)                                POTENTIAL REALIZABLE
                              -------------------------------------------------------------------          VALUE AT ASSUMED
                               NUMBER OF     % OF TOTAL                                                     ANNUAL RATES OF
                              SECURITIES       OPTIONS                                                    STOCK APPRECIATION
                              UNDERLYING     GRANTED TO                                                   FOR OPTION TERM(3)
                                OPTIONS     EMPLOYEES IN     EXERCISE      MARKET     EXPIRATION   ---------------------------------
NAME                          GRANTED(1)       1997(2)         PRICE        PRICE        DATE         0%          5%         10%
----------------------------  -----------  ---------------  -----------  -----------  -----------  ---------  ----------  ----------
Kevin J. O'Connor...........      --             --             --           --           --          --          --          --
Kevin P. Ryan...............     220,000          21.2%      $    1.16    $    4.00      7/31/07   $ 624,800  $1,178,227  $2,024,000
Wenda Harris Millard........      --             --             --           --           --          --          --          --
Barry M. Salzman............      47,500            4.6           0.28         0.50      2/28/07      10,450      25,413      48,213
                                  52,500            5.1           3.00         6.16      9/10/07     165,900     692,685     680,106
John L. Heider..............      10,000            1.0           0.28         0.50      2/28/07       2,200       5,350      10,150
                                  29,000            2.8           3.00         6.16      9/10/07      91,640     204,183     375,678

------------------------------

(1) Each option represents the right to purchase one share of Common Stock. The options shown in this column are all incentive stock options granted pursuant to the Company's stock plans. The options shown in this table become exercisable in four equal annual installments commencing one year after the date of grant. To the extent not already exercisable, certain of these options may become exercisable in the event of a merger in which the Company is not the surviving corporation or upon the sale of substantially all of the Company's assets.

(2) During 1997, the Company granted employees options to purchase an aggregate of 1,038,725 shares of Common Stock.

(3) Potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 0%, 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Commission and do not represent the Company's estimate or projection of the Company's future Common Stock prices. These amounts represent certain assumed rates of appreciation in the value of the Company's Common Stock from the fair market value on the date of grant. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

OPTION EXERCISES AND YEAR-END VALUES

    The following table sets forth certain information concerning options to purchase Common Stock exercised by the Named Executive Officers during 1997 and the number and value of unexercised options held by each of the Named Executive Officers at December 31, 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                       SHARES                          OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                      ACQUIRED                     DECEMBER 31, 1997          DECEMBER 31, 1997(1)
                                         ON          VALUE     --------------------------  --------------------------
NAME                                  EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
-----------------------------------  -----------  -----------  -----------  -------------  -----------  -------------
Kevin J. O'Connor..................      --           --          184,648       131,892     $3,113,166   $ 2,223,673
Kevin P. Ryan......................      20,000    $ 100,396       --           280,000        --          4,496,388
Wenda Harris Millard...............      30,000      150,594       --            90,000        --          1,517,382
Barry M. Salzman...................      --           --           --           100,000        --          1,529,200
John L. Heider.....................       9,000       52,853       --            66,000        --          1,028,760

------------------------------

(1) There was no public trading market for the Common Stock as of December 31, 1997. Accordingly, these values have been calculated on the basis of the initial public offering price of $17.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

                      REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board of Directors advises the Chief Executive Officer and the Board of Directors on matters of the Company's compensation philosophy and the compensation of executive officers and other individuals compensated by the Company. The Compensation Committee is also responsible for the administration of the Company's stock option plans under which option grants and direct stock issuances may be made to executive officers. The Compensation Committee has reviewed and is in accord with the compensation paid to executive officers in 1997.

    GENERAL COMPENSATION POLICY. The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the development and financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a portion of each executive officer's compensation contingent upon the Company's performance as well as upon such executive officer's own level of performance. Accordingly, the compensation package for each executive officer is comprised of two elements: (i) base salary and (ii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

    FACTORS. The principal factors which the Compensation Committee considered with respect to each executive officer's compensation package for fiscal year 1997 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Chief Executive Officer and the Board of Directors with respect to executive compensation for future years.

    - BASE SALARY. The suggested base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate.

    - LONG-TERM INCENTIVE COMPENSATION. Long-term incentives are provided through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option generally becomes exercisable in installments over a four or five year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates.

    The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the executive officer's current position with the Company, the base salary associated with that position, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term and the individual's personal performance in recent periods. The Compensation Committee also considers the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers. Stock options to purchase an aggregate of 359,000 shares of Common Stock were granted to executive officers in 1997.

    CEO COMPENSATION. The plans and policies discussed above were the basis for the 1997 compensation of the Company's Chief Executive Officer, Mr. Kevin J. O'Connor. In advising the Board of Directors with respect to this compensation, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent and (ii) make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation. In accordance with these objectives, Mr. O'Connor received a base salary of $126,250 for fiscal year 1997. No new stock options were granted to Mr. O'Connor in fiscal year 1997; he currently holds a total of [316,540] unexercised stock options.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M).  As a result of
Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted into law in 1993, the Company will not be allowed a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance based. Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation. The 1997 Stock Incentive Plan contains certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation.

    The Compensation Committee does not expect that the compensation to be paid to the Company's executive officers for 1998 will exceed the $1 million limit per officer.

                                          THE COMPENSATION COMMITTEE

                                          Mark E. Nunnelly
                                          David N. Strohm
                                          W. Grant Gregory

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of October 31, 1998, by (i) each Director and nominee for Director, (ii) each of the Named Executive Officers,
(iii) each person (or group of affiliated persons) who is known by the Company to be a beneficial owner of 5% or more of the outstanding shares of Common Stock, and (iv) all directors and executive officers of the Company as a group.

                                                              NUMBER OF SHARES OF
                                                                  COMMON STOCK
                                                                  BENEFICIALLY       PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                OWNED(1)          OWNERSHIP
------------------------------------------------------------  --------------------  -------------
Kevin J. O'Connor(2)........................................         2,707,506             15.9%
Bain Funds(3)...............................................         2,182,060             13.0
David N. Strohm(4)..........................................         1,256,884              7.5
Dwight A. Merriman (5)......................................         1,295,216              7.4
ABS Capital Partners II, L.P.(6)............................         1,111,883              6.6
W. Grant Gregory(7).........................................           644,778              3.8
Mark E. Nunnelly(8).........................................           564,552              3.3
Kevin P. Ryan(9)............................................            75,000            *
Wenda Harris Millard(10)....................................            62,500            *
Barry M. Salzman(11)........................................            25,000            *
John L. Heider(12)..........................................            20,500            *
Donald Peppers(13)..........................................             4,500            *
Thomas S. Murphy(14)........................................                --            *
All directors and executive officers as a group (14                  6,618,686
  persons)(15)..............................................                               38.6

------------------------------

*   Less than one percent.

(1) Gives effect to the shares of Common Stock issuable within 60 days of October 31, 1998 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(2) Includes (i) 263,783 shares of Common Stock issuable upon the exercise of stock options and (ii) 3,920 shares of Common Stock held by Nancy O'Connor, Mr. O'Connor's wife, and (iii) 71,249 shares of Common Stock held by the KN Trust, of which Nancy O'Connor is the trustee. Does not include 52,757 shares of Common Stock issuable upon exercise of stock options that do not vest within 60 days of October 31, 1998.

(3) Consists of (i) 368,766 shares of Common Stock held by Bain Capital Fund V, LP, whose sole general partner is Bain Capital Partners V, L.P., whose sole general partner is Bain Capital Investors V, Inc., a Delaware corporation wholly owned by W. Mitt Romney, (ii) 960,256 shares of Common Stock held by Bain Capital Fund V-B, LP, whose sole general partner is Bain Capital Partners V, L.P., whose sole general partner is Bain Capital Investors V, Inc., a Delaware corporation wholly owned by W. Mitt Romney, (iii) 268,548 shares of Common Stock held by BCIP Associates, a Delaware general partnership of which W. Mitt Romney is a general partner and a member of the management committee (iv) 286,004 shares of Common Stock held by BCIP Trust Associates, LP, a Delaware limited partnership of which W. Mitt Romney is a general partner and a member of the management committee, (v) 225,998 shares of Common Stock held by Brookside Capital Partners, LP, whose sole general partner is Brookside Capital Investors, L.P., whose sole general partner is Brookside Capital Investors Inc., a Delaware corporation wholly owned by W. Mitt Romney, and (vi) 72,488 shares of Common Stock held by various persons and entities associated with Thomas H. Lee Company, over which such 72,488 shares Bain Capital, Inc. has voting power. The address of these entities is Two Copley Place, 7th Floor, Boston, Massachusetts 02116.

(4) Includes (i) 10,000 shares of Common Stock held by a revocable trust, of which Mr. Strohm is the trustee; (ii) 623,442 shares of Common Stock held by Greylock Equity Limited Partnership, whose general partner is Greylock Equity GP Limited Partnership ("Greylock Equity GP"), of which Mr. Strohm is a general partner, and (iii) 623,442 shares of Common Stock held by Greylock IX Limited Partnership, whose general partner is Greylock IX GP Limited Partnership ("Greylock IX GP"), of which Mr. Strohm is a general partner. Mr. Strohm, together with the other general partners of Greylock Equity GP and Greylock IX GP,

                                        (FOOTNOTES CONTINUED ON FOLLOWING PAGES)

(FOOTNOTES CONTINUED FROM PRECEDING PAGE) shares voting and investment power with respect to the shares owned by Greylock Equity GP and Greylock IX GP, respectively. Mr. Strohm disclaims beneficial ownership of the shares held by Greylock Equity Limited Partnership and Greylock IX Limited Partnership, except to the extent of his pecuniary interest therein. The address of Greylock Equity Limited Partnership and Greylock IX Limited Partnership is One Federal Street, Boston, Massachusetts 02110. Does not include 5,000 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of October 31, 1998.

(5) Includes 118,416 shares of Common Stock issuable upon the exercise of stock options. Does not include 23,683 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of October 31, 1998.

(6) The address of ABS Capital Partners II, L.P. is 1 South Street, Baltimore, Maryland 21202.

(7) Includes 493,796 shares of Common Stock beneficially owned by DC Investment Corp, LLC, a Delaware limited liability company, of which Mr. Gregory is the Manager. Mr. Gregory is a director of True North, of which BJK&E is a subsidiary, and disclaims beneficial ownership of the 150,802 shares of Common Stock beneficially owned by BJK&E. See "Certain Transactions". Does not include 5,000 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of October 31, 1998.

(8) Includes 268,548 shares of Common Stock held by BCIP Associates, a Delaware general partnership of which Mr. Nunnelly is a general partner, and 286,004 shares of Common Stock held by BCIP Trust Associates, LP, a Delaware limited partnership of which Mr. Nunnelly is a general partner. Mr. Nunnelly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Does not include 500 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of October 31, 1998.

(9) Includes (i) 10,000 shares of Common Stock held by Pascaline
    Servan-Schreiber, Mr. Ryan's wife, and (ii) 55,000 shares of Common Stock issuable upon the exercise of stock options. Does not include 205,000 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of October 31, 1998.

(10) Includes 30,000 shares of Common Stock issuable upon the exercise of stock options. Does not include 30,000 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of October 31, 1998.

(11) Includes 13,125 shares of Common Stock issuable upon the exercise of stock options. Does not include 75,000 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of October 31, 1998.

(12) Includes 7,250 shares of Common Stock issuable upon the exercise of options. Does not include 47,250 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of October 31, 1998.

(13) Does not include 25,000 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of October 31, 1998.

(14) Does not include 25,000 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of October 31, 1998.

(15) Includes 380,999 shares of Common Stock issuable upon the exercise of stock options that vest within 60 days of October 31, 1998. See notes 2 through 14.

                              CERTAIN TRANSACTIONS

    On June 4, 1997, the Company consummated the transactions (the "Merger") contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement") with DoubleClick Acquisition Corp. ("Newco"), BJK&E, all then holders of the Company's capital stock, and Bain Capital Fund V-B, L.P., BCIP Associates, BCIP Trust Associates, L.P., Brookside Capital Partners Fund, L.P., Greylock Equity Limited Partnership, Greylock IX Limited Partnership and ABS Capital Partners II, L.P. (collectively, the "Initial Investors"). Canaan S.B.I.C., L.P., Canaan Equity, L.P., Canaan Capital Limited Partnership, Canaan Offshore Limited Partnerhsip, Venrock Associates and Venrock Associates II, L.P. (collectively, the "Additional Investors") subsequently joined as parties to the Merger Agreement. Immediately prior to the Merger, the Initial Investors and the Additional Investors held all of the 36,667 shares of Newco common stock, par value $.001 per share (the "Newco Common Stock"), and Newco had assets of $36,667,000 in cash. In the Merger, each share of Newco Common Stock was converted into one share of the Company's convertible preferred stock. Upon consummation of the Company's initial public offering, the shares of convertible preferred stock were automatically converted into an aggregate of 6,234,434 shares of the Common Stock.

    Immediately prior to the closing of the Merger, the Company delivered to BJK&E $1,385,832 and a convertible promissory note in the principal amount of $5,000,000 in partial satisfaction of all working capital advances made by BJK&E to the Company. On December 30, 1997, BJK&E converted the convertible promissory note into 779,302 shares of Common Stock.

    On February 19, 1998, the Company granted non-qualified stock options to purchase an aggregate of 115,000 shares of Common Stock to Jeffrey E. Epstein, the Company's Chief Financial Officer, with an exercise price of $14.00 per share.

    For additional information regarding the grant of stock options to executive officers and Directors, see "Executive Compensation and Other Information".

                       CHANGE IN INDEPENDENT ACCOUNTANTS

    On July 24, 1997, the Company dismissed KPMG Peat Marwick LLP and engaged PricewaterhouseCoopers LLP (formerly Price Waterhouse LLP), independent public accountants, as its independent accountants to audit its financial statements as of, and for the period ended, December 31, 1998. The decision to change independent accountants from KPMG Peat Marwick LLP to PricewaterhouseCoopers LLP was approved by the Company's Board of Directors.

    The Company believes, and has been advised by KPMG Peat Marwick LLP that it concurs in such belief, that, for the period from January 23, 1996 (inception) through December 31, 1996 and for the period from January 1, 1997 through July 24, 1997, the Company and KPMG Peat Marwick LLP did not have any disagreement on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of KPMG Peat Marwick LLP would have caused it to make reference in connection with its report on the Company's financial statements to the subject matter of the disagreement.

    The report of KPMG Peat Marwick LLP on the Company's financial statements for the period from January 23, 1996 (inception) through December 31, 1996 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. During that year there were no "reportable events" within the meaning of Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

                                   PROPOSAL 2
                          RATIFICATION OF SELECTION OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee, the Board of Directors appointed PricewaterhouseCoopers LLP, independent public accountants, as auditors of the Company to serve for the year ending December 31, 1998, subject to the ratification of such appointment by the stockholders at the Annual Meeting. A majority of the votes of the outstanding shares of Common Stock is required to ratify the appointment of the auditors. A representative of PricewaterhouseCoopers LLP will attend the Annual Meeting with the opportunity to make a statement if he or she so desires and will also be available to answer inquiries.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

                             STOCKHOLDER PROPOSALS

    In accordance with regulations issued by the Commission, stockholder proposals intended for presentation at the 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than July 22, 1999 if such proposals are to be considered for inclusion in the Company's Proxy Statement. A proposal, including any accompanying supporting statement, may not exceed 500 words. In addition, the proxy solicited by the Board of Directors for the 1999 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal raised at the 1999 Annual Meeting of Stockholders which is not described in the 1999 proxy statement unless the Company has received notice of such proposal on or before October 6, 1999. However, if the Company determines to change the date of the 1999 Annual Meeting of Stockholders more than 30 days from December 21, the Company will provide stockholders with a reasonable time before the Company begins to print and mail its proxy materials for the 1999 Annual Meeting of Stockholders in order to allow such stockholders an opportunity to make proposals in accordance with the rules and regulations of the Commission.

                                 OTHER MATTERS

    Management knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

    Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.

                                          By Order of the Board of Directors

                                          /s/ Kevin J. O'Connor
                                          Kevin J. O'Connor
                                          CHIEF EXECUTIVE OFFICER AND
                                          CHAIRMAN OF THE BOARD

New York, New York
November 20, 1998

                                (FORM OF PROXY)

                                DOUBLECLICK INC.
         PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- DECEMBER 21, 1998
       (THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY)

    The undersigned stockholder of DoubleClick Inc. hereby appoints Kevin J. O'Connor and Kevin P. Ryan, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of DoubleClick Inc. to be held at 41 Madison Avenue, New York, New York, 10010 on December 21, 1998 at 9:00 a.m. (New York time).

    1.  ELECTION OF DIRECTORS (for terms as described in the Proxy Statement)

   / /  FOR nominees below                           / /  WITHHOLD AUTHORITY
      (except as marked to the contrary)             to vote for nominees below

NOMINEES:
Kevin J. O'Connor, Mark E. Nunnelly, Thomas S. Murphy

INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name on the space provided below.

--------------------------------------------------------------------------------

    2.  RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
                 / /  FOR        / /  AGAINST        / /  ABSTAIN

    WITH RESPECT TO proposal to ratify the selection of PricewaterhouseCoopers LLP, independent public accountants, as auditors of the Company as described in the Proxy Statement.

                                                3.  IN THEIR DISCRETION UPON
                                                  SUCH OTHER MATTERS AS MAY
                                                  PROPERLY COME BEFORE THE
                                                  MEETING.

                                                UNLESS OTHERWISE SPECIFIED, THIS
                                                PROXY WILL BE VOTED FOR PROPOSAL
                                                1 AND FOR PROPOSAL 2.
                                              __________________________________
                                              (Date)
                                              __________________________________
                                              Name(s) of Stockholder
                                              __________________________________
                                              Signature(s) of Stockholder

                                              PLEASE DATE AND SIGN EXACTLY AS
                                              YOUR NAME APPEARS ON THE ENVELOPE
                                              IN WHICH THIS MATERIAL WAS MAILED.
                                              IF SHARES ARE HELD JOINTLY, EACH
                                              STOCKHOLDER SHOULD SIGN.
                                              EXECUTORS, ADMINISTRATORS,
                                              TRUSTEES, ETC. SHOULD USE FULL
                                              TITLE AND, IF MORE THAN ONE, ALL
                                              SHOULD SIGN. IF THE STOCKHOLDER IS
                                              A CORPORATION, PLEASE SIGN FULL
                                              CORPORATE NAME BY AN AUTHORIZED
                                              OFFICER. IF THE STOCKHOLDER IS A
                                              PARTNERSHIP, PLEASE SIGN FULL
                                              PARTNERSHIP NAME BY AN AUTHORIZED
                                              PERSON.